Exhibit 10.1
EXECUTION VERSION

August 27, 2024

James “Mike” Holcomb
Patterson-UTI Energy, Inc.
10713 W. Sam Houston Parkway North, Suite 800
Houston, Texas 77064

Dear Mike,

This letter agreement (this “Agreement”) outlines the terms and conditions of the anticipated transition of your roles with Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), including certain compensation opportunities you will be afforded in connection therewith.

1.Prior Agreement: You and the Company previously entered into that certain (i) Employment Agreement dated January 1, 2023 (the “Employment Agreement”) and (ii) transition letter agreement dated August 30, 2023 (the “Transition Letter”). From and after the date hereof, each of the Employment Agreement and the Transition Letter will continue to remain in full force and effect (including, for the avoidance of doubt, the restrictive covenants contained in Section 9 of the Employment Agreement), except as amended by this Agreement.

2.Good Reason: You hereby expressly waive your rights under Section 3 of the Transition Letter and Section 5(b)(2) of the Employment Agreement to resign your employment with the Company for “Good Reason” (as defined (a) in the Employment Agreement, (b) in any equity or equity-based award agreement between you and the Company or (c) in any other agreement between you and the Company or any of its affiliates that provides you with a right to resign your employment for “good reason” or any term of similar import) at any time prior to September 1, 2024 or thereafter as a result of the transition of your role with the Company in connection with the closing of the Company’s merger with NexTier Oilfield Solutions Inc. on September 1, 2023, or any changes to your authority, duties, status or responsibilities in connection therewith as otherwise expressly contemplated in this Agreement. For the avoidance of doubt, if at any time following the date hereof any condition other than those described above occurs or arises that you assert constitutes “Good Reason” under the applicable agreement between you and the Company or its affiliates, your rights under Section 5(b)(2) of the Employment Agreement in connection with such assertion shall not be waived as a result of this Agreement.

3.Employment Transition; Separation: Unless earlier terminated in accordance with Section 5 of the Employment Agreement, you will remain employed by the Company in the role of Executive Vice President and Chief Business Officer between the date hereof and (a) December 31, 2026, but only if you provide written notice to the Company on or before September 30, 2026 of your election to transition your employment status on December

31, 2026, (b) December 31, 2027 (if you elect not to transition your employment status on December 31, 2026), or (c) such other date as may be agreed between you and the Company (the “Transition Date”), with the usual and customary duties and services appertaining to such position, as well as such additional duties and services appropriate to such position which you and the Company mutually may agree upon from time to time, and the terms and conditions of your employment will otherwise remain as set forth in the Employment Agreement and the Transition Letter. Between the Transition Date and September 30, 2030 (the “Separation Date”, and the period between the Transition Date and the Separation Date, the “Advisory Period”), you will remain employed by the Company in the role of a non-executive Advisor to the Company’s executive team and shall provide transition and advisory services as and when reasonably requested by the Company’s Chief Executive Officer or his designee. You and the Company acknowledge and agree that your employment will terminate on the Separation Date or such earlier date on which your employment is terminated in accordance with Section 5 of the Employment Agreement. You further acknowledge and agree that if you voluntarily terminate your employment with the Company at any time prior to the Separation Date, you will not be eligible for (i) any benefits under the Patterson-UTI Energy, Inc. Qualified Retiree Program or (ii) accelerated vesting of any performance share awards granted to you under the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended (or any successor plan thereto) as a result of the termination of your employment due to “Retirement” or any term of similar import as defined in the applicable award agreement.

4.Advisory Period Compensation: During the Advisory Period, you will receive an annualized base salary equal to 55% of your base salary in effect on the Transition Date. Notwithstanding anything to the contrary contained in the Employment Agreement, following the Transition Date, you will not be eligible to participate in the Company’s annual bonus program and you will not receive any further awards under the Company’s equity-based incentive compensation programs; however, you will remain eligible to receive any annual bonus earned in respect of the performance year in which the Transition Date occurs (pro-rated if the Transition Date occurs prior to the last day of the applicable performance year) and your previously granted equity-based or other long-term cash incentive awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements.

5.Termination of Employment: Notwithstanding anything herein to the contrary, your employment with the Company may end prior to the Separation Date in accordance with the Employment Agreement, and the terms and conditions of your Employment Agreement will continue to govern with respect to any applicable severance payments and benefits that may become payable in connection with any such earlier termination of employment. Should your employment terminate on the Separation Date, you will receive the Benefit Obligation (at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements) and the Accrued Obligation (within 30 days following the Separation Date or such earlier date as may be required by law) (each, as defined in the Employment Agreement). For the avoidance of doubt, upon your termination of employment on the Separation Date, you will not be entitled to any other severance payments or benefits and your outstanding equity awards will be treated in accordance with the applicable plan documents and governing award agreements.

6.Miscellaneous: This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws. With respect to any claim or dispute related to or arising under this Agreement, you and the Company consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in or sitting for Houston, Texas. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

PATTERSON-UTI ENERGY, INC.

By:/s/ William A. Hendricks
Name:    William A. Hendricks                        Date: 27-Aug-2024
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ James (Mike) Holcomb
James (Mike) Holcomb                        Date: 8/27/2024

Signature Page to Holcomb Letter Agreement